Exhibit 99.1

Metacrine Appoints Dr. Julia C. Owens to its Board of Directors

SAN DIEGO – April 5, 2021 – Metacrine, Inc. (NASDAQ:MTCR), a clinical-stage biopharmaceutical company pioneering differentiated therapies for patients with liver and gastrointestinal diseases, today announced the appointment of Julia C. Owens, Ph.D. to the Company’s board of directors, effective April 1, 2021. Dr. Owens will serve as a member of the Compensation Committee.

“We’re excited to welcome Julia as a new independent director,” commented Richard Heyman, Ph.D., Metacrine’s chairman. “She is an accomplished biopharmaceutical executive, with an established track record in building companies, business development, capital formation and strategic partnerships. Julia’s perspective will provide our board with valuable insights as we look ahead to important operating and clinical development milestones.”

Dr. Owens currently serves as the executive chairperson for Millendo Therapeutics, Inc., a company that she co-founded in 2012. For nine years, she served as the president and chief executive officer of Millendo, establishing its strategy, building its endocrine disease pipeline and attracting a world class team. Under her leadership, the company raised $195 million from both the private and public markets, and advanced four distinct product candidates into clinical studies in six different indications, including four Phase 2 programs and a pivotal study. Prior to co-founding Millendo, she served as senior vice president, corporate development and strategy at Lycera Corp. Dr. Owens also held business development roles at QuatRx Pharmaceuticals, which was acquired by Shionogi following the approval of Osphena®, and at Tularik Inc. (acquired by Amgen). She is on the board of the Biotechnology Innovation Organization (BIO), the Leadership Council of the University of Michigan Life Sciences Institute, and the Investment Advisory Board of the Michigan Biomedical Venture Fund. Dr. Owens holds a Ph.D. in biochemistry from the University of California, San Francisco and a B.S. in chemistry and B.A. in molecular and cellular biology from the University of California, Berkeley.

“I’m impressed with Metacrine’s progress advancing its potential best-in-class FXR programs,” said Dr. Owens. “Non-alcoholic steatohepatitis (NASH) is an epidemic in the making with no approved treatments, and will soon become the leading cause of liver transplants in the U.S. It’s an important time for our industry as we bring forward treatments for these patients, and I’m thrilled to join a passionate board of directors with a unified vision.”

About Metacrine

Metacrine, Inc. is a clinical-stage biopharmaceutical company building a pipeline of differentiated therapies to treat liver and gastrointestinal diseases. Metacrine has developed a proprietary farnesoid X receptor (FXR) platform utilizing a unique chemical scaffold, which has demonstrated an improved therapeutic profile in clinical trials. The Company’s two product candidates, MET409 and MET642, are currently being investigated in clinical trials as potential new treatments for NASH. MET409 has completed a 12-week monotherapy trial in patients with NASH and is being evaluated in a 12-week combination trial with empagliflozin in patients with both NASH and type 2 diabetes. MET642 has completed a 14-day Phase 1 trial in healthy volunteers and is being evaluated in a 16-week monotherapy trial in patients with NASH. To learn more, visit www.metacrine.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the therapeutic potential of MET409 and MET642; the differentiated nature of Metacrine’s FXR program; plans underlying Metacrine’s clinical trials; plans for advancing the clinical development of Metacrine’s FXR program; the potential best-in-class nature of Metacrine’s FXR program; and the potential for its FXR product candidates to be long-term therapies for NASH. Words such as “may,” “will,” “expect,” “plan,” “aim,” “anticipate,” “estimate,” “intend,” “potential,” “prepare”, “perceived” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Metacrine’s expectations and assumptions that may never materialize or prove to be incorrect. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks and uncertainties regarding regulatory approvals for MET409 or MET642; potential delays in initiating, enrolling or completing any clinical trials; potential adverse side effects or other safety risks associated with Metacrine’s product candidates; competition from third parties that are developing products for similar uses; and Metacrine’s ability to obtain, maintain and protect its intellectual property. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Metacrine’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2021, and in Metacrine’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as required by law, Metacrine assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contact

Steve Kunszabo

(858) 369-7892

investors@metacrine.com